Exhibit 107

CALCULATION OF REGISTRATION FEE

Form S-4

(Form Type)

CID Holdco, Inc.

(Exact name of registrant as specified in its charter)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered	Proposed Maximum Offering Price per Security	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock	4,079,335	$11.50	$46,912,352.50	$7,182.29
Total		—	$46,912,352.50	$7,182.29
Total Fees Previously Paid		—	—	$—
Net Fee Due		$—	$—	$7,182.29

(1)	Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the aggregate market value of the approximate number of shares of SUAC Common Stock to be exchanged for CID Common Stock in the Business Combination based upon a market value of $11.50 per share of SUAC Common Stock, the average of the high and low sale prices per share of SUAC Common Stock on the OTC Pink on March 21, 2025.

(2)	Calculated by multiplying the proposed maximum aggregate offering price by 0.00015310.